Exhibit 10.18

Offer of Employment

May 1, 2011

Neal Yanofsky

55 Hartwell Road

Carlisle, MA 01741

Dear Neal,

On behalf of Dunkin’ Brands, Inc. (the “Company”), I am pleased to offer you employment on the terms set forth below.

This offer of employment is contingent upon the satisfactory completion of:

•	a background screening,

•	reference checks regarding your past employment,

•	satisfactory completion of all legal documents including non-competition and intellectual property protection documents, and

•	documented release from all binding non-competition agreements (Dunkin’ Brands, Inc. reserves the right to verify status of agreements and releases).

Position

You will serve in a full-time capacity as President, International - Dunkin’ Brands, Inc. reporting directly to Nigel Travis, Chief Executive Officer.

Start Date

Your anticipated start date is May 2, 2011.

Cash Compensation

Base Salary

You will be paid a bi-weekly salary of $19,230.77, which is equivalent to $500,000.00 on an annual basis, payable in accordance with Dunkin’ Brands’ standard payroll practices for salaried employees.

Your base salary will be reviewed annually in the first quarter of each calendar year based on market competitiveness and performance and may be adjusted at that time. You will be eligible to be considered for an increase in 2012.

Short-Term Incentive

In addition to your base salary, you will be eligible to participate in the Dunkin’ Brands’ Short-Term Incentive (STI) Plan (or such other annual bonus plan established by the Company for its executive employees) with a target of 50% of your annual salary. The actual amount of your Short-Term Incentive will be paid on a the basis of Dunkin’ Brands’ overall performance, your individual job performance, your ability to meet established goals and objectives, and the terms of the plan as they exist at any given time. A participation letter as well as a plan document, which explains the program in detail, will be provided to you at a later date. Your 2011 STI award will not be prorated on the basis of time employed in 2011, and will be calculated using your annualized salary as of December 31, 2011.

130 Royall Street Canton, MA 02021	p 781-737-3000 f 781-737-4000

Other Compensation

Long-Term Incentive

Subject to the receipt of the approval by the Compensation Committee of the Board of Directors (the “Board”) of Dunkin’ Brands Group, Inc. (“Dunkin”) and any other necessary approvals, as soon as practicable following the initial public offering of Dunkin, you will be granted an award of 300,000 restricted shares of Dunkin common stock and an option to purchase 700,000 shares of Dunkin common stock (subject to adjustment in the case of any stock splits or other changes in Dunkin’s capital structure occurring after the date hereof), subject to your remaining continuously employed by Dunkin through such grant date. The restricted share award and the stock option award shall be subject to the terms of the applicable Dunkin incentive compensation plan, the award agreements evidencing such grant of restricted shares and stock options all other agreements referenced in such plan and award agreements.

Special Signing Bonus

Subject to the receipt of approval by the Compensation Committee of the Board of Directors, you will receive a special signing bonus of $400,000.00 payable in the following increments: Assuming you remain employed by the Company on the date of payment, you will earn and receive $40,000.00 of this bonus on or about June 30, 2011. Assuming you remain continuously employed by the Company on the dates of payment, you will earn and receive an additional payment of $40,000.00 on or about the end of each of the next nine calendar quarters, with the last payment scheduled on or about September 30, 2013.

In the event that you voluntarily terminate your employment with the Company prior to May 2, 2014, you hereby agree to repay any amounts paid to you under this Special Signing Bonus by the thirtieth day following the termination of your employment.

Benefits

Dunkin’ Brands offers an attractive benefits program. Upon election, medical and dental coverage is effective the first of the month following your start date. Most company-paid benefits are effective upon hire. Employee elected benefit contributions are handled via payroll deduction.

Insurance

You will be eligible for medical, dental and disability coverage and various life insurance programs. Details are attached.

Retirement

Dunkin’ Brands will provide you with the opportunity to participate in the Company’s 401(k) plan for retirement savings. Details are attached.

Deferred Compensation

You will be eligible to participate in the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan. The plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and retirement. Details are available upon request.

Vacation

You will begin eligible to accrue vacation at a rate of 4 weeks per year as of your first day of employment with the company.

130 Royall Street Canton, MA 02021	p 781-737-3000 f 781-737-4000

Proof of Right to Work

For purposes of federal immigration law, you will be required to provide to Dunkin’ Brands documentary evidence of your identity and eligibility for employment in the United States within (3) business days of your date of hire.

Period of Employment

Your employment with Dunkin’ Brands will be “at will”, meaning that this offer of employment does not constitute a contract of employment. If employed, you may elect to resign at any time and Dunkin’ Brands may elect to terminate your employment at any time for any reason.

Severance

In the event of your separation from service by Dunkin’ Brands as a result of a termination by the Company other than for “cause”, you will be eligible for severance equal to 12 months of your then-current base compensation, subject to the terms and conditions of the Executive Separation Pay Plan. Severance is payable in the same manner and at the same time as Dunkin’ Brands’ regular payroll, conditioned on the return of a full release of claims by you, as more fully described in the Executive Separation Pay Plan. “Cause” means fraud; material neglect (other than as a result of illness or disability) of your duties to Dunkin’ Brands or its affiliates; conduct that is not in the best interest of, or injurious to, Dunkin Brands or its affiliates; acts of dishonesty in connection with the performance of your duties; or conviction of a felony or crime involving falsehood or moral turpitude. Without our receipt of the full release of claims, you will not be entitled to the aforementioned severance.

Code of Conduct

Before you make your decision regarding this position, you should carefully review the attached Code of Conduct that you will be required to adhere to once employed by Dunkin’ Brands. As set forth in the conflict of interest section, you will be expected to devote your full-time and attention to Dunkin’ Brands and not be actively involved in any other business.

While you are employed by Dunkin’ Brands, the Company will not utilize the services of any business in which you have held an ownership interest. Further, you will have to recuse yourself from any hiring decision involving an employee or former employee of a business in which you have held an ownership interest.

Entire Agreement

This offer of employment contains all of the terms of your employment with Dunkin’ Brands, Inc. and supersedes any prior understandings or agreements, whether oral or written, between you and Dunkin’ Brands.

Term

This offer will expire at 11:59 PM on May 1, 2011.

130 Royall Street Canton, MA 02021	p 781-737-3000 f 781-737-4000

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed letter and returning it to me.

We look forward to your decision to join Dunkin’ Brands.

Sincerely,

Christine Deputy

Senior Vice President, Human Resources

Dunkin’ Brands, Inc.

I ACCEPT THE ABOVE OFFER OF EMPLOYMENT

5/1/11
Date

cc:	Nigel Travis

Personnel File

130 Royall Street Canton, MA 02021	p 781-737-3000 f 781-737-4000